On-Going Investigations

 The SCORE Group has contacted several Federal and State governmental agencies and reported the alleged illegal activities of the current AIGI management. Listed below is a summary and status of those on-going AIGI investigations.

U.S. Department of Justice (Southern District of Texas)

910 Travis
Suite 1500
Houston, Texas 77208

Michael B. Schwartz
Assistant United States Attorney


U.S. Department of the Treasury (Internal Revenue Service)


8701 South Gessner
Suite 1010
Stop 9125 HAL
Houston, TX 77074

Robert D. Simpson, Jr.
Special Agent


Bob Rodriguez
Special Agent


On October 02, 2001, the SCORE Group met with DOJ Assistant U.S. Attorney Michael B. Schwartz and IRS Special Agent Robert D. Simpson, Jr. to review evidence confirming the alleged AIGI illegal activities. Upon examination of the evidence, Special Agent Simpson requested it be turned over to the IRS, so that they could commence their own investigation into those activities.

The SCORE Group was informed that due to governmental rules and regulations, the DOJ and the IRS would not be able to make a future comment on the progress of the investigation.

On October 3, 2001, Special Agents Simpson and Rodriquez conducted an interview with Mr. Larry Swift, formerly an AIGI accountant and the Systems Administrator, to verify the elements of his sworn affidavit. (Swift Affidavit #1).

U.S. Department of Justice (Federal Bureau of Investigation)

2500 East TC Jester
Houston, TX 77008

Jacob Wentland
Special Agent


On October 23, 2001, representatives of the Department of Justice from the Southern District of Texas U.S. Attorney's office and the FBI met with representatives of the Department of the Treasury from the IRS to discuss issues of jurisdiction and coordination of their AIGI investigation.

U.S. Department of Justice (Immigration and Naturalization
Service)

126 Northpoint Drive
Houston, TX 77032

Michael McMahon
Director of Investigations

Ellliot Harbin
Special Agent


On October 17, 2001, the SCORE Group met with INS Director of Investigations, Michael McMahon, to review evidence confirming the alleged AIGI illegal activities regarding violations of immigration regulations with respect to securing a U.S. visa for Mr. Jalal Alghani's sister, Mervat Abdulghani. Upon examination of the evidence, Director McMahon requested it be turned over to the INS, so that they could commence their own investigation into those activities.

In addition, Director McMahon also reviewed evidence confirming the alleged AIGI illegal activities regarding fraudulent stock transactions and money laundering in the U.S. and Canada involving Mr. Jalal Alghani, Mr. Adel Alzamir and Ms. Vivian Llerena Quintero. Special interest was paid to these activities due to the fact that Alghani is a naturalized U.S. Citizen who also carries a Yemeni passport, Alzamir is a Yemeni Citizen in the U.S. on a work visa and Quintero carries both U.S. and Colombian passports. Upon examination of the evidence, Director McMahon requested it be turned over to the INS, so that they could commence their own investigation into those activities.

The SCORE Group was informed that due to governmental rules and regulations, the INS would not be able to make a future comment on the progress of the AIGI investigation.

U.S. Securities and Exchange Commission


801 Cherry Street
Suite 1900
Ft. Worth, TX 76102

Ms. Rosemary K. Behan
Branch Chief

801 Cherry Street
Suite 1900
Ft. Worth, TX 76102

Ms. Kathleen Klitzke
Fraud Investigator


On October 04, 2001, the SCORE Group made initial telephone contact with Ms. Kathleen Klitzke, Attorney and Fraud Investigator with the SEC to discuss the alleged AIGI illegal stock transactions. After the discussion, Ms. Klitzke requested that the SCORE Group forward the confirming evidence of the alleged AIGI illegal stock transactions to the SEC for their review.

On October 11, 2001, the SCORE Group forwarded a computer disk
("CD") to the SEC containing confirming evidence of the alleged
AIGI illegal stock transactions.

On October 23, 2001, at the invitation of the SEC, the SCORE Group met with Ms. Rosemary K. Behan (Branch Chief) and Ms. Klitzke to review the confirming evidence of the alleged AIGI illegal stock transactions and answer questions raised by the SEC review.

On November 23, 2001, the SCORE Group forwarded to Ms. Klitzke additional evidence and analysis concerning the third quarter 2001 10Q filed by AIGI with additional discussion concerning the recently filed S-8 registration of five million (5,000,000) shares of AIGI stock.

The SCORE Group was informed that due to governmental rules and regulations, the SEC would not be able to make a future comment on the progress of the AIGI investigation.

Texas State Securities Board

P. O. Box 13167
Austin, TX 78711

David Grauer
Director (Enforcement Division)


On October 04, 2001, the SCORE Group made initial telephone contact with David Grauer, Director (Enforcement Division) with the Texas State Securities Board ("TSSB") to discuss the alleged AIGI illegal stock transactions. After the discussion, Mr. Grauer requested that the SCORE Group forward the confirming evidence of the alleged AIGI illegal stock transactions to the TSSB for their review.

On October 11, 2001, the SCORE Group forwarded a computer disk
("CD") to the TSSB containing confirming evidence of the alleged
AIGI illegal stock transactions.

Mellon Investor Services (Transfer Agent)


400 S. Hope Street
4th Floor
Los Angeles, CA 90071

Ron Lug
Vice President

Ray Torres
Assistant Vice President


On October 05, 2001, the SCORE Group made initial telephone contact with Ron Lug, Vice President with Mellon Investor Services to discuss the alleged AIGI illegal stock transactions. Mellon
Investor Services now requires a third party legal opinion from AIGI before the issuance of any new AIGI shares.

Chase Bank of Texas

P.O. Box 2558
Houston, TX 77252

Phil Busby
Investigator General Auditing
(Fraud Prevention & Investigation)


On October 03, 2001, the SCORE Group met with Mr. Phil Busby, Investigator General Auditing (Fraud Prevention & Investigation) at Chase Bank of Texas to review evidence confirming the alleged AIGI illegal activities regarding bank and institutional fraud and money laundering. Upon examination of the evidence, Investigator Busby requested it be turned over to Chase Bank, so that they could commence their own investigation into those activities.

The bank and institutional fraud involved the fraudulent procurement from Chase Manhattan Mortgage Company of a $600,000 first mortgage and from Chase Manhattan Bank USA, NA of a $150,000 second mortgage for Mr. Jalal Alghani's residence.

On October 04, 2001, Investigator Busby contacted the Director of Security at the Southwest Bank of Texas to alert him to the use of Southwest Bank accounts in an alleged money laundering scheme involving the personal bank accounts of Mr. Adel Alzamir and Ms. Vivian (Llerena) Quintero.

Southwest Bank of Texas

1801 Main Street
RT 610
Houston, TX 77002

Richard Carr
Director of Security

1801 Main Street
RT 610
Houston, TX 77002

Melissa Bonifant
Fraud Investigator


On October 08, 2001, the SCORE Group met with Mr. Richard Carr,
Director of Security at Southwest Bank of Texas to review evidence confirming the alleged AIGI illegal activities regarding money laundering.